As filed with the Securities and Exchange Commission on December 17, 2007
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________________

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
_________________________________

VioQuest Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)
Delaware		58-1486040
(State or other jurisdiction of	180 Mt. Airy Road, Suite 102 Basking Ridge, New Jersey 07920 Telephone: 908-766-4400	(I.R.S. Employer
Incorporation or organization)		Identification No.)
(Address of principal executive offices)

_______________________________

2003 STOCK OPTION PLAN
(Full title of the Plan)
_______________________________

Brian Lenz
Chief Financial Officer
VioQuest Pharmaceuticals, Inc.
180 Mt. Airy Road, Suite 102
Basking Ridge, New Jersey 07920
Telephone: 908-766-4400
(Name and address of agent for service)

Copy to:

Christopher J. Melsha, Esq.
Maslon Edelman Borman & Brand, LLP
3300 Wells Fargo Center
90 South 7th Street
Minneapolis, Minnesota 55402
Telephone: (612) 672-8200
Facsimile: (612) 642-8343
____________________________________

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee

Common Stock, par value $.001 per share (3)	6,000,000	$0.225	$1,350,000	$ 41.45

(1)
In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein.

(2)
Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and (h) and based upon the average low and high prices of our Common Stock on December14 , 2007, as reported on the OTC Bulletin Board.

(3)
Common Stock issuable pursuant to our 2003 Stock Option Plan. Includes 6,500,000 shares previously registered on Form S-8, File No. 333-131069, filed on January 17, 2006; and 1,000,000 shares previously registered on Form S-8, File No. 333-144902, filed on July 27, 2007.

(4)
Registration fees are currently being paid with respect to the 6,000,000 shares under the 2003 Stock Option Plan being registered under this registration statement. We previously registered 7,500,000 shares under the 2003 Stock Option Plan. See “Incorporation of Contents of Registration Statement by Reference.”

INCORPORATION OF CONTENTS OF
REGISTRATION STATEMENT BY REFERENCE

A registration statement on Form S-8 (File No. 333-131069) was filed with the Securities and Exchange Commission on January 17, 2006 covering the registration of 6,500,000 shares initially authorized for issuance under our 2003 Stock Option Plan (the “2003 Plan”). Additionally, a registration statement on Form S-8 (File No. 333-144902) was filed with the Securities and Exchange Commission on July 27, 2007 covering the registration of an additional 1,000,000 shares authorized for issuance under the 2003 Plan.

Pursuant to Rule 429 and General Instruction E of Form S-8, this registration statement is being filed to register an additional 6,000,000 shares authorized under the 2003 Plan. This registration statement should also be considered a post-effective amendment to the prior registration statements (File Nos. 333-131069 and 333-144902). The contents of the aforementioned registration statements are incorporated herein by reference.

PART I

As permitted by the rules of the Securities and Exchange Commission, this registration statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I of this registration statement will be sent or given to eligible employees as specified in Rule 428(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act.

I-1

PART II

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission are hereby incorporated by reference herein:

(a)	Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006;

(b)	The description of capital stock set forth in the section entitled “Description of Capital Stock” of the Registrant’s registration statement on Form SB-2 (File No. 333-138782) filed November 17, 2006;

(c)	Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007; and

(d)
Current Reports on Form 8-K filed on February 6, 2007; April 4, 2007; April 16, 2007; June 12, 2007; July 6, 2007; July 17, 2007; September 14, 2007; and an amended 8-K filed on November 26, 2007, respectively.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Under Article 7 of the Registrant’s bylaws, directors and officers will be indemnified to the fullest extent permitted by applicable law is it presently exists or may hereafter be amended, who was or is made or is threatened, pending or completed actions, suits or proceedings, whether civil, or criminal, administrative or investigative (other than an action arising by or in the right of the Registrant), if such director or officer has been wholly successful on the merits or otherwise, or is found to have acted in good faith and in a manner he or she reasonably believes to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In addition, directors and officers will be indemnified for actual and reasonable expenses in connection with threatened, pending or completed actions or suits by or in the right of Registrant if such director or officer has been wholly successful on the merits or otherwise, or is found to have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant, except in the case of certain findings by a court that such person is liable for negligence or misconduct in his or her duty to the Registrant unless such court or the Delaware Court of Chancery also finds that such person is nevertheless fairly and reasonably entitled to indemnity. The Registrant’s Certificate of Incorporation also eliminates the liability of directors of the Registrant for monetary damages to the fullest extent permissible under Delaware law.

Section 145 of the Delaware General Corporation Law states:

(a) A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action arising by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense which the Court of Chancery or such other court shall deem proper.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit	Description
5.1	Opinion of Maslon Edelman Borman & Brand, LLP as to the legality of the securities being registered.
10.1	VioQuest Pharmaceuticals, Inc. 2003 Stock Option Plan, as amended.
23.1	Consent of Independent Registered Public Accounting Firm - J.H. Cohn LLP
23.2	Consent of Maslon Edelman Borman & Brand, LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page hereof)

Item 9. Undertakings.

(a)	The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2)  For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To file a post-effective amendment to remove from registration any of the securities being registered which remain unsold at the end of the offering.

(4)  For determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser.

(i) Any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

(iv) Any other communication that is an offering in the offering made by the Registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Basking Ridge, State of New Jersey, on this 17th day of December, 2007.

VioQuest Pharmaceuticals, Inc.

By:	/s/ Brian Lenz
Brian Lenz
Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature to this Registration Statement appears below hereby constitutes and appoints Michael D. Becker and Brian Lenz, each of them, singly, as his true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his or her behalf individually and in the capacity stated below and to perform any acts necessary to be done in order to file all amendments to this Registration Statement and any and all instruments or documents filed as part of or in connection with this Registration Statement or the amendments thereto and each of the undersigned does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitutes, shall do or cause to be done by virtue hereof. The undersigned also grants to said attorney-in-fact, full power and authority to do and perform any and all acts necessary or incidental to the performance and execution of the powers herein expressly granted. This Power of Attorney shall remain in effect until revoked in writing by the undersigned.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Michael D. Becker Michael D. Becker	President, Chief Executive Officer and Director (Principal Executive Officer)	December 17, 2007
/s/ Brian Lenz Brian Lenz	Chief Financial Officer (Principal Accounting and Financial Officer)	December 17, 2007
/s/ Stephen Rocamboli Stephen Rocamboli	Director	December 17, 2007
/s/ Johnson Y.N. Lau Johnson Y.N. Lau	Director	December 17, 2007
/s/ Michael Weiser Michael Weiser	Director	December 17, 2007

INDEX TO EXHIBITS

Exhibit	Description
5.1	Opinion of Maslon Edelman Borman & Brand, LLP as to the legality of the securities being registered
10.1	VioQuest Pharmaceuticals, Inc. 2003 Stock Option Plan, as amended.
23.1	Consent of Independent Registered Public Accounting Firm - J.H. Cohn LLP
23.2	Consent of Maslon Edelman Borman & Brand, LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page hereof)